Exhibit 99.1

Northern Oil and Gas, Inc. Appoints Michael Popejoy of TRT Holdings, Inc. to Board of Directors
MINNEAPOLIS, MINNESOTA - January 27, 2017 - Northern Oil and Gas, Inc. (NYSE MKT: NOG) (“Northern”) announced today that Michael Popejoy, Senior Vice President of Energy for TRT Holdings, Inc. (“TRT”) in Dallas, Texas has been appointed to Northern’s board of directors. TRT is a significant holder of both Northern’s common equity and 8% senior notes. “We are pleased to welcome Michael, and believe that his expertise and insights will add valuable perspective to our Board,” said Richard Weber, Northern’s Chairman of the Board.

In connection with today’s announcement, Northern announced that it has entered into a letter agreement with TRT. Under the agreement, Northern agreed to nominate Michael Frantz (who joined Northern’s board of directors in August 2016) and Mr. Popejoy for election to the board at Northern’s 2017 annual meeting of shareholders, and TRT has agreed to customary standstill provisions and to vote its shares in favor of election of Northern’s slate of directors at the 2017 annual meeting.

ABOUT TRT HOLDINGS

TRT Holdings is a multi-billion dollar diversified private holding company whose largest investments currently include Omni Hotels & Resorts, Gold’s Gym and Tana Exploration, in addition to select public, real estate and other investments.

ABOUT NORTHERN OIL AND GAS

Northern is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana. More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

INVESTOR RELATIONS CONTACT

Brandon Elliott, CFA
EVP, Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

SOURCE Northern Oil and Gas, Inc.